Exhibit 99.1

Hydrofarm Completes Acquisition of Aurora Innovations and its Organic Nutrients and Grow Media Operations

Fairless Hills, Pa. (July 1, 2021) – Hydrofarm Holdings Group, Inc. (“Hydrofarm”) (Nasdaq: HYFM), a leading distributor and manufacturer of hydroponics equipment and supplies, today announced that it has completed its previously announced acquisition of Aurora Innovations, Inc., Aurora International, Inc., and Gotham Properties LLC , a Eugene, Oregon-based manufacturer and supplier of organic hydroponic products. The announcement follows Hydrofarm’s recent acquisitions of hydroponic nutrient brands HEAVY 16, House & Garden, and Mad Farmer.

About Hydrofarm Holdings Group, Inc.

Hydrofarm is a leading distributor and manufacturer of controlled environment agriculture equipment and supplies, including high-intensity grow lights, climate control solutions, and growing media, as well as a broad portfolio of innovative and proprietary branded products. For more than 40 years, Hydrofarm has helped growers in the U.S. and Canadian markets make growing easier and more productive.  The Company’s mission is to empower growers, farmers and cultivators with products that enable greater quality, efficiency, consistency and speed in their grow projects. For additional information, please visit: www.hydrofarm.com

Investor Relations:

ICR

Fitzhugh Taylor

ir@hydrofarm.com

Media Contacts:

The LAKPR Group

Hannah Arnold, 202-559-9171, harnold@lakpr.com

Lynn Trono, 323-672-8226, ltrono@lakpr.com

-or-

Hydrofarm

Lisa Gallagher, 513-505-2334, lgallagher@hydrofarm.com